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Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596 (cellular)

For immediate release:

Michael Masin to retire from Popular, Inc. Board of Directors

SAN JUAN, Puerto Rico, December 23, 2011 (BUSINESS WIRE) — Popular, Inc. (NASDAQ: BPOP) announced today that Michael T. Masin informed the Board of Directors on December 22, 2011 of his decision to retire as a director of the Corporation, effective December 31, 2011. Mr. Masin’s decision was based on his desire to devote greater time to other professional responsibilities and was not related to a disagreement with the Corporation over its operations, policies or practices.

Richard L. Carrion, Chairman of the Board and Chief Executive Officer of the Corporation stated, “Michael has been a valuable member of the Board and we are thankful for his service. We were fortunate to have Michael as a part of our team and wish him the best in his future endeavors.”

The Corporate Governance and Nominating Committee of the Board has commenced the process of identifying a new nominee to replace Mr. Masin. Mr. Masin has served on the Board since 2007 and is a member of the Corporation’s Compensation, Risk Management and Corporate Governance and Nominating committees.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

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